STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

by and among

STARTCALL.COM, INC.
a Florida Corporation

and

Web Intelligence Technology, ApS.
(Also Known As: Visator)
a Danish Corporation

Effective as of December 6th, 2002

STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

        THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this day of December, 2002, by and among Startcall.com, Inc., a Florida corporation with its principal place of business located at 1300 Collins Avenue, Suite 504, Miami Beach, Florida 33139 (“Startcall”) and Web Intelligence Technology ApS (“Visator”), a Danish Corporation with its principal place of business at Kroghsgade 1, 2100 Copenhagen, Denmark and ARN Invest ApS, a Danish Corporation, with its principal place of business at Poppelgade 1, 4th., 2200 København N, Denmark

Premises

         A.     This Agreement provides for the acquisition of Visator by Startcall whereby Visator shall become a wholly owned subsidiary of Startcall and in connection therewith, the issuance of 79,500,000 ($ 0.000666 par value per share) shares of restricted common stock of Startcall to the Visator Shareholders, as designated on Exhibit "A" and other consideration.

         B.     The boards of directors of Visator and Startcall have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

Agreement

        NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS AND WARRANTIES OF
STARTCALL.COM, INC.

         As an inducement to and to obtain the reliance of Visator, Startcall represents and warrants as follows:

        Section 1.1 Organization. Startcall is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Startcall Schedules are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of Startcall as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Startcall’s articles of incorporation or bylaws. Startcall has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

        Section 1.2 Capitalization. The authorized capitalization of Startcall consists of 50,000,000 Common Shares, $0.000666 par value per share, and no Preferred Shares. As of the date hereof, Startcall has 25,033,882 common shares issued and outstanding, of which 7,781,950 are unrestricted. Startcall is presently a public company listed on the NASDAQ OTC Bulletin Board. Prior to the Closing Date, Startcall will file an amendment to its Articles of Incorporation increasing the authorized common stock to 150,000,000 shares and will undertake a 1-25 reverse stock split decreasing the total issued and outstanding shares to 1,001,355 which must be completed before the close of this agreement.

        In accordance therewith Startcall shall notify and file this corporate action with the Company’s stock transfer agent and will bear any and all costs relating to the stock split and will notify and file this action with the NASD and the OTCBB as required by NASD/OTCBB marketplace rules and procedures.

        All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Startcall has no other securities, warrants or options authorized or issued.

        Section 1.3    Tax Matters:   Books and Records.

(a)	The books and records, financial and others, of Asturias are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	Startcall has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties). Antonio Treminio, the President of Startcall, will assume any and all outstanding liabilities owed by Startcall as of the Closing Date and indemnifies the Company its officers, directors, assigns agents and subsidiaries against any action brought by any parties to collect any such liabilities.

        Section 1.4 Subsidiaries and Predecessor Corporations. Startcall does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

        Section 1.5 Options and Warrants. There are no existing options, warrants, calls or commitments of any character to which Startcall is a party and by which it is bound.

        Section 1.6 Litigation and Proceedings. To the best of Startcall’s knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against Startcall, affecting Startcall or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Startcall. Startcall does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default. Antonio Treminio, the President of Startcall, will assume all outstanding liabilities owed by Startcall as of the Closing Date.

        Section 1.7 Material Contract Defaults. To the best of Startcall’s knowledge and belief, Startcall is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Startcall, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Startcall has not taken adequate steps to prevent such a default from occurring.

        Section 1.8 No Conflict With Other Instruments.The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Startcall is a party or to which any of its properties or operations are subject.

        Section 1.9 Governmental Authorizations. To the best of Startcall’s knowledge, Startcall has all licenses, franchises, permits or other governmental authorizations legally required to enable Startcall to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Startcall of this Agreement and the consummation of Startcall of the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES
OF VISATOR

         As an inducement to, and to obtain the reliance of Startcall, Visator represents and warrants as follows:

        Section 2.1 Organization. Visator is a corporation duly organized, validly existing and in good standing under the laws of Denmark and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Visator Schedules (as hereinafter defined) are complete and correct copies of the Articles of Association and an Extract from the Trade Register of Visator as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Visator’s Articles of Association and Extract from the Trade Register. Visator has full power, authority and legal right and has taken all action required by law, its Articles of Association and Extract from the Trade Register or otherwise to authorize the execution and delivery of this Agreement.

         Section 2.2 Capitalization. The authorized capitalization of Visator consists of 125,000 shares. As of the date hereof there are 125,000 Shares issued and outstanding to ARN Invest ApS. All issued and outstanding Visator shares have been legally issued, fully paid and are no assessable as of December 1, 2002.

        Section 2.3 Subsidiaries. Visator does not have any subsidiaries and does not own, beneficially or of record, any shares of any corporation.

        Section 2.4   Tax Matters; Books & Records

(a)	The books and records, financial and others, of FishTheWorld are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

(b)	Visator has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

        Section 2.5 Information. The information concerning Visator as set forth in this Agreement and in the Visator Schedules is complete and accurate in all material respects. The information provided herein is free from errors or omissions. The statements made herein do not contain any untrue statements of material fact nor do they omit or fail to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

        Section 2.6 Absence of Certain Changes or Events. Except as described herein or in the Visator Schedules, since December 1, 2002:

(a)	Visator has not: (i) amended its Articles of Association or Extract from the Trade Register; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Visator; (iii) made any material change in its method of management, operation or accounting; or (iv) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;
(b)	Visator has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and
(c)	to the best knowledge of Visator, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Visator except for a potential claim by the organization, Danske Dagblades Forening (Danish Newspaper Publishers' Association), who on behalf of their members, has requested that Visator cease making deep linking to their Internet pages. The same association has commenced legal enforcement proceedings against a company, which can, to some extent be compared with Visator. In this legal proceeding, a ruling has been made in favor of the newspapers. The case will now be tried in a confirmatory case.

        Section 2.7 Title and Related Matters.Visator has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the “Assets”) which are reflected in the most recent Visator balance sheet and the Visator Schedules or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the Visator Schedules and Section 2.9 herein, Visator owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Visator’s business. Except as set forth in the Visator Schedules, no third party has any right to, and Visator had not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Visator or any material portion of its properties, assets or rights.

        Section 2.8 Litigation and Proceedings. There are no actions, suits or proceedings pending or, to the best of Visator’s knowledge and belief, threatened by or against or affecting Visator, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Visator except for a potential claim by the organization, Danske Dagblades Forening (Danish Newspaper Publishers’ Association), who on behalf of their members, has requested that Visator cease making deep linking to their Internet pages. The same association has commenced legal enforcement proceedings against a company, which can, to some extent be compared with Visator. In this legal proceeding, a ruling has been made in favor of the newspapers. The case will now be tried in a confirmatory case. Visator does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

        Section 2.9 Contracts. On the Closing Date:

(a)	There are no material contracts, agreements, franchises, license agreements, or other commitments to which Visator is a party or by which it or any of its properties are bound except for a license agreement with a Singapore based company named Visator Pte Ltd. which gives Visator Pte Ltd. the right to market and sell Visator Media Intelligence to the danish market, in exchange for a share of the revenue. In addition, Mr. Kristiansen has an agreement with ARN INVEST ApS whereby he will receive 26,500,000 shares of restricted stock in exchange for foregoing the debt of 1,500,000 dkk and contributing an additional 500,000 dkk to Visator. Mr. Kristiansen can exercise this option from the Closing Date to 45 days after the Closing Date of this Agreement. If Mr. Kristiansen does not exercise his option, the debt of 1,500,000 dkk will be repaid by Visator.
(b)	Visator is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Visator can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Visator; and
(c)	Visator is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate except for an agreement with Jesper Toft is a Management Consultant Agreement which commitment exceeds USD 10,000; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

        Section 2.10 No Conflict With Other Instruments.The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Visator is a party or to which any of its properties or operations are subject.

        Section 2.11 Material Contract Defaults. To the best of Visator’s knowledge and belief, Visator is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Visator, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Visator has not taken adequate steps to prevent such a default from occurring.

        Section 2.12 Governmental Authorizations. To the best of Visator’s knowledge, Visator has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Visator of the transactions contemplated hereby.

        Section 2.13 Compliance With Laws and Regulations. To the best of Visator’s knowledge and belief, Visator has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business; operations, properties, assets or condition of Visator or would not result in Visator’s incurring any material liability.

        Section 2.14 Insurance. All of the insurable properties of Visator are insured for Visator’s benefit. In accordance therewith, the insurance policies disclosed in the Visator Schedules are valid and enforceable and or alternate policies which provide substantially equivalent coverage will be procured and in full force at the Closing Date. Upon closing, and as soon as possible the board of directors of will take the necessary steps in an to acquire officer and director liability insurance. (Based on counsel for the acquirer’s estimates and in reliance thereof the expected cost of this insurance will be approx. $25,000 annually).

        Section 2.15 Approval of Agreement. The holders of all of the Common Voting Shares outstanding of Visator have authorized the execution and delivery of the Agreement by Visator and have approved the transactions contemplated hereby.

        Section 2.16 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Visator and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Visator to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Visator and which is to be performed in whole or in part after the date hereof; except for an agreement between ARN Invest ApS and Jesper Toft whjch gives Jesper Toft a right to a call option for a number of shares in ARN Invest ApS. Visator has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

        Section 2.17 Labor Relations. Visator has never had a work stoppage resulting from labor problems.

        Section 2.18 Visator Schedules. Upon execution hereof, Visator shall deliver to Startcall the following schedules, which are collectively referred to as the “Visator Schedules” which are dated the date of this Agreement, all certified by an officer of Visator to be complete, true and accurate:

(a)	complete and correct copies of the certificate of incorporation, bylaws and amendment (or Danish equivalent equivalent) thereto of Visator as in effect as of the date of this Agreement;
(b)	copies of financial statements of Visator for the previous eighteen (18) months prior to the closing date.
(c)	copies of income and any other tax returns of Visator for the previous eighteen (18) prior to the closing date
(d)	all contracts of Visator presently in effect including those contracts which have not been fully executed but are in effect;
(e)	Disclosure Statement, and Officers and Directors Questionnaires;
(f)	the description of any material adverse change in the business, operations, property, assets, or condition of Visator since December 1, 2002 required to be provided pursuant to Section 2.5;
(g)	copies of any correspondence between Visator and the Danish newspaper association; and
(h)	any other information, together with any required copies of documents, required to be disclosed in the Visator Schedules by Sections 2.1 through 2.17.
(i)	List of current Visator clients

        Visator shall cause the Visator Schedules and the instruments to be delivered to Startcall hereunder to be updated after the date hereof up to and including the Closing Date.

        Section 2.19 Business Operations. Visator represents that it has averaged at least $30,000 in monthly sales for the three months prior to the execution of this Agreement and that the client list attached hereto is true and accurate as of the Closing Date.

ARTICLE III

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

        Section 3.1 Share Exchange/Delivery of Visator Securities. On the Closing Date, the holders of Visator Common Shares (or the Danish equivalent) shall deliver to Startcall (i) certificates or other documents evidencing all of the issued and outstanding Visator Common Shares, duly endorsed in blank or with executed power attached thereto in transferable form (or its Danish equivalent). On the Closing Date, all previously issued and outstanding Common Shares of Visator (or its Danish equivalent) shall be canceled and all rights in respect thereof shall cease and Startcall shall receive such shares in Visator so that Visator shall become a wholly owned subsidiary of Startcall. Visator’s local legal counsel in Denmark shall take all appropriate action in Denmark to confirm such transaction.

        Section 3.2 Issuance of Visator Common Shares. In exchange for all of the Visator Common Shares tendered pursuant to Section 3.1, Startcall shall issue an aggregate of 79,500,000 “restricted” Startcall Common Shares to ARN INVEST ApS. Such shares shall be “restricted” and during the period commencing on the Closing Date hereof and ending 13 months thereafter, the holders thereof will not; (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

        Section 3.3 Events Prior to Closing. Upon execution hereof or as soon thereafter as practical, management of Visator and Startcall shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

        Section 3.4 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall be on or about December 20th, 2002 (“Closing Date”).

        Section 3.5 Terminations.

(a)	This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Startcall or Visator, respectively, at any time prior to the Closing Date if:

(i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or
(ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.
In the event of termination pursuant to this paragraph (a) of this Section 3.7, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated;

(b)	This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Startcall if Visator shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Visator contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Visator. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.7, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

(c)	This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Visator if Startcall shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Startcall contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Startcall. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.7, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

        Section 3.6 Directors of Visator After Acquisition. Upon the Closing, the current board of directors of Startcall shall call a special meeting of the board of directors wherein the current directors of Startcall shall nominate and cause their votes to be cast to elect a majority of the board of directors as designated by the management of Visator. Subsequent to such action and at the same meeting of the board of directors the pre-existing board of directors of Startcall shall tender their resignation effective immediately and cause to be filed any necessary filings with the U.S. Securities and Exchange Commission.

The New Board of Directors of the "New Co. Visator" shall be comprised of the following persons:

Anders Nielsen Lars Kristiansen Jesper Toft

Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

        Section 3.7 Officers of Startcall. Upon the closing, the following persons shall be elected as officers of the “New Co. Visator” in accordance with procedures set forth in the Visator’s bylaws:

NAME	OFFICE
Anders Nielsen	President, Chief Executive Officer, Secretary, And Chief Financial Officer

ARTICLE IV

SPECIAL COVENANTS

        Section 4.1 Access to Properties and Records. Prior to closing, Visator and Startcall will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Visator and Startcall as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Visator and Startcall as the case may be, as the other shall from time to time reasonably request.

        Section 4.2 Availability of Rule 144. Each of the parties acknowledge that the stock of Startcall to be issued pursuant to this Agreement will be “restricted securities, ” as that term is defined in Rule 144 promulgated pursuant to the Securities Act. Startcall is under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of Startcall holding restricted securities of Startcall as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated. Notwithstanding Rule 144, all “restricted” shares issued in accordance with this Agreement shall be restricted for thirteen (13) months from the date of issuance in accordance with section 3.2 of this Agreement.

        Section 4.3 Special Covenants and Representations Regarding the Visator Common Shares to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the Startcall Common Shares to the Shareholders of Visator as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Visator Shareholders acquire such securities.

        Section 4.4 Third Party Consents. Visator and Startcall agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

        Section Section 4.5 Actions Prior and Subsequent to Closing.

(a)	From and after the date of this Agreement until the Closing Date and except as set forth in the Visator Schedules or as permitted or contemplated by this Agreement, Visator will each use its best efforts to:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

(v) maintain and preserve its business organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities in Denmark.

(b)	From and after the date of this Agreement until the Closing Date, Visator will not, without the prior consent of Startcall:

(i) except as otherwise specifically set forth herein, make any change in its articles of incorporation or bylaws;

(ii) declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

(iii) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers;

(v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

(vi) purchase or redeem any Common Shares.

        Section 4.6 Indemnification.

(a)	Visator, hereby agree to indemnify Startcall and each of the officers, agents and directors of Startcall as of the date of execution of this Agreement including, but not limited to Antonio Treminio, against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against and litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

(b)	Antonio Treminio hereby agrees to indemnify Visator and each of the officers, agents and directors of Visator as of the date of execution of this Agreement including but not limited to Anders Nielsen, Jesper Toft, Lars Kristiansen, against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. In addition, Antonio Treminio hereby agrees to indemnify Visator and each of the officers, agents and directors of Visator as of the date of execution of this Agreement including but not limited to Anders Nielsen, Jesper Toft, Lars Kristiansen, against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising from any shareholder of Startcall prior to the Closing Date, even if such lawsuit is commenced after the Closing Date. The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF STARTCALL

        The obligations of Startcall under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

        Section 5.1 Accuracy of Representations. The representations and warranties made by Visator in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Visator shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Visator prior to or at the Closing. Startcall shall be furnished with a certificate, signed by a duly authorized officer of Visator and dated the Closing Date, to the foregoing effect.

        Section 5.2 Shareholder Approval. The Majority Shareholders of Visator shall have approved this Agreement and the transactions contemplated herein.

        Section 5.3 Officer’s Certificate. Startcall shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Visator to the effect that: (a) the representations and warranties of Visator set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Visator has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Startcall and Visator has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) No litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Visator, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Visator Schedules, by or against Visator which might result in any material adverse change in any of the assets, properties, business or operations of Visator except for a potential claim by the organization, Danske Dagblades Forening (Danish Newspaper Publishers’ Association), who on behalf of their members, has requested that Visator cease making deep linking to their Internet pages. The same association has commenced legal enforcement proceedings against a company, which can, to some extent be compared with Visator. In this legal proceeding, a ruling has been made in favor of the newspapers. The case will now be tried in a confirmatory case.

        Section 5.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations or Visator.

        Section 5.5 Opinion of Counsel to Visator. Startcall shall receive an opinion dated the Closing date by counsel to Visator, in substantially the following form:

(a)	Visator is a corporation duly organized, validly existing, and in good standing under the laws of Denmark and has the corporate power and is duly authorized, qualified, franchised and licensed under all material applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to conduct its business as now conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualifications;

(b)	To the best knowledge of such legal counsel, the execution and delivery by Visator of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of Visator's certificate of incorporation or Bylaws or violate any court order, writ, injunction or decree applicable to Visator, or its properties or assets;

(c)	All issued and outstanding Share Certificates are legally issued, fully paid and nonassessable. Except as set forth in the Visator Schedules, to the best knowledge of such legal counsel, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Visator to issue any additional Share Certificates.

(d)	This Agreement has been duly and validly authorized, executed and delivered by Visator;

(e)	To the best knowledge of such legal counsel, except as set forth in the Visator Schedules, there are no actions, suits or proceedings pending or threatened by or against or affecting Visator or its properties, at laws or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind except for a potential claim by the organization, Danske Dagblades Forening (Danish Newspaper Publishers' Association), who on behalf of their members, has requested that Visator cease making deep linking to their Internet pages. The same association has commenced legal enforcement proceedings against a company, which can, to some extent be compared with Visator. In this legal proceeding, a ruling has been made in favor of the newspapers. The case will now be tried in a confirmatory case;

(f)	Visator has taken all actions required by the applicable laws of Denmark to permit the acquisition of the outstanding shares of Visator into Startcall.

        Section 5.6 1934 Securities Act Filings. Visator will be required to keep the Company current in its filing pursuant to the Securities Exchange Act of 1934, including the filing of an 8K within fifteen (15) days after the closing and amended 8K with two years audited financial statements within sixty days after filing of the initial 8K.

        Section 5.7 Other Items. Startcall shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Startcall may reasonably request.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF VISATOR

        The obligations of Visator under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

        Section 6.1 Accuracy of Representations. The representations and warranties made by Startcall in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Startcall shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Startcall prior to or at the Closing. Visator shall have been furnished with a certificate, signed by a duly authorized executive officer of Startcall and dated the Closing Date, to the foregoing effect.

        Section 6.2 Officer’s Certificate. Visator shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Startcall to the effect that: (a) the representations and warranties of Startcall set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Startcall had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

        Section 6.3 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations or nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Startcall.

        Section 6.4 Opinion of Counsel to Startcall. Visator shall receive an opinion dated the Closing Date of Anslow & Jaclin, LLP, counsel to Startcall, in substantially the following form:

(a)	Startcall is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification;

(b)	To the best knowledge of such legal counsel, the execution and delivery by Startcall of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of Startcall's articles of incorporation or bylaws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement or other obligation or violate any court order, writ, injunction or decree applicable to Startcall or its properties or assets;

(c)	The current authorized capitalization of Startcall consists of 150,000,000 shares of Common Stock, par value $0.000666 per share and 10,000,000 shares of Preferred Stock, par value $0.000666 per share.

(d)	The Startcall Common Shares to be issued to the Visator Shareholders pursuant to the terms of this Agreement will be, when issued in accordance with the terms hereof, legally issued, fully paid and non-assessable;

(e)	This Agreement has been duly and validly authorized, executed, and delivered and constitutes the legal and binding obligation of Startcall, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

(f)	To the best knowledge of such legal counsel, there are no actions, suits or proceedings pending or threatened by or against Startcall or affecting Startcall's properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind; and

(g)	Startcall have taken all actions required by the applicable laws of the state of Florida to permit the issuance of the Startcall Common Shares to the Visator Shareholder.

        Section 6.5 Issuance of Shares. If Startcall is not successful in issuing the planned shares as set forth in this Agreement and if such shares are not later transferred to the current shareholders in Visator, then this Agreement will be immediately rescinded.

ARTICLE VII

MISCELLANEOUS

        Section 7.1 Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement except for Jeppe Hansen at Bridgehead, who will receive 350,000 in restricted shares from ARN Invest ApS upon closing of this agreement. The parties each agree to indemnify the other against any claim by any third person not listed in Schedule 7.1 for any commission, brokerage or finder’s fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

        Section 7.2 Press Releases. Visator will be required to release a minimum of three press releases within the first 30 days of the Closing Date and the Company starts trading under the new symbol. Thereafter, Visator will be required to release a minimum of two press releases per month for the following six months.

        Section 7.3 Law. Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, United States of America.

        Section 7.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Startcall:	Anslow & Jaclin, LLP 4400 Route 9, 2nd Floor Freehold, New Jersey 07728
If to Visator:	Visator c/o Web Intelligence Technology ApS Kroghsgade 1, 4 tv. 2100 Copenhagen Denmark

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have given as of the date so delivered, mailed or telegraphed.

        Section 7.5 Confidentiality. Each party hereto agrees with the other parties that, unless and until the reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not used such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

        Section 7.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

        Section 7.7 Third Party Beneficiaries.This contract is solely among Visator, Visator Shareholders, Startcall and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

        Section 7.8 Entire Agreement.This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except a set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

        Section 7.9 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

        Section 7.10 Counterparts. This Agreements may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

        Section 7.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

        Section 7.12 Incorporation of Recitals.All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

        Section 7.13 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

        Section 7.14 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

        Section 7.15 Benefit. This Agreement shall be binding upon and shall insure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

        Section 7.16 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

        Section 7.17 Failure of Conditions; Termination.In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

        Section 7.18 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against wither party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

        Section 7.19 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

        IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:	STARTCALL.COM, INC.
By: /s/ Antonio Treminio Antonio Treminio, President
WITNESS:
/s/ Stanley Merdinger Stan Merdinger

ATTEST:	VISATOR Shareholders For ARN Invest ApS
By: /s/ Anders Nielsen Mr. Anders Nielsen

By: /s/ Rune Schmidt Nielsen Mr. Rune Schmidt Nielsen

By: /s/ Niels Gatzwiller Mr. Niels Gatzwiller

ATTEST:	Web Intelligence Technology ApS
By: /s/ Anders Nielsen Mr. Anders Nielsen

By: /s/ Jesper Toft Mr. Jesper Toft

EXHIBIT "A"

LIST OF VISATOR SHAREHOLDERS

Name	% of Shares

ARN Invest ApS	100%
TOTAL	100%